Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, Amendment No. 2, of our report dated May 16, 2013, relating to the consolidated financial statements of Petron Energy II, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of the consolidated financial statements assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Prospectus.

KWCO, P.C.

Odessa, Texas

March 3, 2014